Exhibit 99.2
Motorola, Inc. and Subsidiaries
Immaterial Adjustments
(In millions)
Summarized below are the changes to the Company’s Net sales, Costs of sales and Gross margin due to the immaterial adjustment relating to an elimination of inter-segment sales relating to a business within our Home and Networks Mobility segment.

	Year Ended December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006
	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted

Net sales	$29,663	$29,680	$35,262	$35,310	$42,879	$42,847
Costs of sales	19,698	19,715	23,833	23,881	30,152	30,120

Gross margin	$9,965	$9,965	$11,429	$11,429	$12,727	$12,727

	Quarter Ended April 1, 2006		Quarter Ended July 1, 2006
	As Reported	Adjusted	As Reported	Adjusted

Net sales	$9,608	$9,632	$10,876	$10,820
Costs of sales	6,677	6,701	7,519	7,463

Gross margin	$2,931	$2,931	$3,357	$3,357

	Quarter Ended September 30, 2006		Quarter Ended December 31, 2006
	As Reported	Adjusted	As Reported	Adjusted

Net sales	$10,603	$10,603	$11,792	$11,792
Costs of sales	7,233	7,233	8,723	8,723

Gross margin	$3,370	$3,370	$3,069	$3,069

Summarized below are the changes to the Company’s Consolidated Statements of Cash Flow and Consolidated Balance Sheets due to the immaterial adjustment relating to a change in classification of certain deposits between Cash and cash equivalents and Short-term investments. There was no impact on net cash provided by operating activities.
Impact to Consolidated Balance Sheets:

	September 30, 2006		December 31, 2006
	As Reported	Adjusted	As Reported	Adjusted

Cash and cash equivalents	$3,015	$2,750	$3,212	$2,816
Short-term investments	211	476	224	620

	$3,226	$3,226	$3,436	$3,436
Impact to Consolidated Statements of Cash Flows:

	Nine Months Ended September 30, 2006		Year Ended December 31, 2006		Three Months Ended March 31, 2007
	As Reported	Adjusted	As Reported	Adjusted	As Reported	Adjusted

Purchases of short-term investments	$(67)	$(332)	$(80)	$(476)	$(577)	$(181)

Net cash provided by (used for) investing activities from continuing operations	(998)	(1,263)	(1,048)	(1,444)	2,091	2,487

Cash and cash equivalents, beginning of year	$3,774	$3,774	$3,774	$3,774	$3,212	$2,816

Net decrease in cash and cash equivalents	(759)	(1,024)	(562)	(958)	(475)	(79)

Cash and cash equivalents, end of period	$3,015	$2,750	$3,212	$2,816	$2,737	$2,737